Exhibit 23.1

Consent of Third-Party Qualified Person

Sims Resources, LLC hereby consents to:

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The use of, reference to and posting to the website of Contango ORE, Inc. (the “Company”) of the technical report summary titled “Technical Report Summary on the Manh Choh Project, Alaska, USA” (the “Technical Report”), with an effective date of December 31, 2020 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission;

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Reference to the Technical Report in the Annual Report on Form 10-K/A of the Company to be furnished with the U.S. Securities and Exchange Commission on March 2, 2023 (and any amendments or supplements and/or exhibits thereto, the “Annual Report”);

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The use of and references to its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in the Annual Report; and

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Any extracts from or a summary of the Technical Report in the Annual Report and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by it, that it supervised the preparation of and/or that was reviewed and approved by it, that is in the Annual Report.

Sims Resources LLC is responsible for authoring, and this consent pertains to, the Technical Report. Sims Resources LLC certifies that it has read the Annual Report and that it fairly and accurately represents the information in the sections of the Technical Report for which Sims Resources LLC is responsible.

Dated: March 2, 2023 By: /s/John Sims Name: John Sims, AIPG CPG Title: President, Sims Resources, LLC